QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

November 13, 2003

Scientific Games Corporation
750 Lexington Avenue, 25th Floor
New York, New York 10022

Ladies and Gentlemen:

        I am the Vice President and General Counsel of Scientific Games Corporation, a Delaware corporation (the "Company"), and have acted as counsel to the Company in connection with its Registration Statement on Form S-3 filed pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of (i) certain debt securities (the "Debt Securities") and (ii) shares (the "Shares") of the Company's Class A Common Stock, par value $0.01 per share (the "Common Stock").

        For purposes of the opinion expressed in this letter, I have examined the Certificate of Incorporation and Bylaws of the Company, records of the corporate proceedings of the Company and such other documents and records of the Company as I have deemed necessary or appropriate as a basis for such opinions. In making my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as photostatic or conformed copies.

        I am a member of the Bar of the State of New York and, for purposes of the opinion expressed in this letter, do not hold myself out as expert on, nor am I in rendering the opinion expressed herein passing on, the laws of any jurisdiction other than the federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware.

        Based on the foregoing, and having regard to such legal considerations as I have deemed relevant, I am of the opinion that (i) the Debt Securities and (ii) the Shares have been duly authorized and are (or, in the case of shares issuable upon conversion of any of the Debt Securities, will be upon issuance in accordance with the terms thereof) legally issued, fully paid and non-assessable.

        I own 60,368 shares of Common Stock, 17,219 shares of deferred stock and options to purchase 361,250 shares of Common Stock.

        I hereby consent to the inclusion of this letter as an exhibit to the Registration Statement. In giving such consent I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,
/s/ MARTIN E. SCHLOSS Martin E. Schloss Vice President, General Counsel and Secretary

QuickLinks

  Exhibit 5.1